Exhibit 99.1

GMS CAPITAL CORP APPOINTS STEPHANE SOLIS AS INTERIM PRESIDENT AND CEO

Montreal, Quebec, December 10th, 2012 – GMS Capital Corp. (GMCP.OB) (the "Company") is announcing that Mr. Philip Lamb was dismissed as President and CEO of the Company. Mr. Lamb remains a Director of the Company. At Board meetings, the Company appointed on an interim basis Mr. Stephane Solis as its President and CEO until a suitable candidate is identified and recruited. Mr. Solis has also been appointed Chairman of our Board of Directors.

Mr. Solis is a financial executive with a proven track record for delivering financial engineering solutions to emerging public companies, and is well-known for his ethics, integrity and strong communications skills.

Mr. Solis has over twenty-five years of experience in the financial most recently, as President and Chief Executive Officer of Geiser Asset Management Inc, a boutique offering financial solutions to small and micro-caps listed and trading on U.S. public markets. Mr. Solis has a background in corporate finance and as research analyst for the likes of Groome Capital, Yorkton Securities, Lombard Odier and Midland Doherty, a predecessor of Merrill Lynch Canada.

Mr. Solis has also been President and CEO of Manaris Corporation (MANS.OB), a start-up in the risk mitigation industry that rapidly attained nearly $20 million in revenue and, in the process, gathered significant traction from investors on U.S. public markets.

About GMS Capital Corp

GMS Capital Corp. (GMCP.OB) owns the exclusive rights to commercialize worldwide all current and future cosmetic products and their derivatives under the Nacara brand.  GMS has a full line of cosmetic products aimed at women of color, a market still inadequately serviced by current cosmetic companies. Our cosmetic products are currently offered in different countries, including in Canada, drugstores chains Pharmacie Jean-Coutu and Shoppers Drug Mart, and in France, retailers such as Galeries Lafayette, Marionnaud, Nocibé and Beauty Success. For further information, please visit www.nacara.com.

For further information, please contact:

Mr. Stephane Solis, interim CEO

GMS Capital Corp

Tel: +1.866.251.3372

ssolis@geisercorp.com

SOURCE: GMS Capital Corp.

FORWARD-LOOKING STATEMENTS Except for historical information provided herein, this press release may contain information and statements of a forward-looking nature concerning the future performance of the Company. These statements are based on suppositions and uncertainties as well as on management's best possible evaluation of future events. Such factors may include, without excluding other considerations, fluctuations in quarterly results, evolution in customer demand for the

Company's products and services, the impact of price pressures exerted by competitors, and general market trends or economic changes. As a result, readers are advised that actual results may differ from expected results.